April 20, 2011 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues and Earnings for the First Quarter of 2011

NORTH LIBERTY, IOWA - April 20, 2011 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the quarter ended March 31, 2011. Operating revenues for the quarter increased 10.4% to $127.7 million from $115.6 million in the first quarter of 2010. Net income was $14.9 million compared to $11.9 million in the 2010 period, a 25.2% increase. Earnings per share increased 23.1% to $0.16 from $0.13 reported in the first quarter of 2010. For the quarter, Heartland Express, Inc. (the “Company”) posted an operating ratio (operating expenses as a percentage of operating revenues) of 82.9% and an 11.7% net margin (net income as a percentage of operating revenues) compared to 86.3% and 10.3%, respectively, in the first quarter of last year.

The demand for freight services improved throughout the quarter. However, operating results were hindered by a combination of tight driver availability, escalating fuel prices, and an unusually harsh winter in certain operating regions. Fuel expense increased $9.6 million or 32.5% during the quarter primarily due to an increase in average fuel prices. During the quarter ended March 31, 2011 the U.S. average cost of fuel was $3.657 per gallon compared to $2.853 per gallon for the same period of 2010, a 28.2% increase. The Company is aggressively managing fuel surcharge pricing, truck idling hours, and fuel purchasing decisions in an effort to offset a portion of the accelerating fuel costs. Additionally, our current fleet is more fuel efficient than our fleet of a year ago and all 2009 and newer model trucks are equipped with idle management controls.

The average age of the Company's tractor fleet was 1.85 years as of March 31, 2011 with 94.1% of the fleet being 2009 models and newer. The Company took delivery of 148 2012 ProStar Internationals in the first quarter. The Company continues to upgrade its trailer fleet and took delivery of 638 2012 Great Dane and Wabash trailers during the first quarter. This upgrade will continue throughout 2011 with purchases of an additional 1,962 new Great Dane and Wabash trailers. These fleet upgrades will keep our tractor and trailer fleet new and positions the Company to take advantage of growth opportunities. As of March 31, 2011, 94.1% of the Company's tractor fleet was equipped with electronic on-board recorders. The new fleet of tractors and trailers and electronic on-board recorders will improve our industry leading safety scores in our effort to maintain the best Compliance, Safety, Accountability (CSA) rating among truckload carriers.

The Company ended the quarter with cash, cash equivalents, and short-term and long-term investments totaling $219.0 million, a $9.2 million increase from the $209.8 million reported at December 31, 2010. Long-term and short-term investments include illiquid auction rate securities held since February 2008. The Company ended the quarter with $76.4 million, at par, in illiquid auction rate securities, which was down from $91.8 million at December 31, 2010. Since February 2008, the Company has received $122.1 million in calls, all at par. Net cash flows from operations continue to be strong at 18.7% of operating revenues. The Company's balance sheet continues to be debt-free with total assets of $535.3 million. The Company ended the past four quarters with a return on total assets of 11.8% and a 18.7% return on equity.

Heartland Express declared a dividend of $0.02 per share during the quarter. This dividend was paid on April 4, 2011 to shareholders of record at the close of business on March 24, 2011. The Company has now paid cumulative cash dividends of $339.3 million over the past thirty consecutive quarters.

Heartland Express has built a solid reputation for dependable customer service. Our award winning on-time service is the foundation of our organization. Customer recognition makes all of the effort worthwhile. So far this year the Company has received four customer service awards. These awards include the Cost Plus World Market 2010 Premier Carrier Partner Award, the 2010 Kellogg Komplete Carrier of the Year, the Lowe's 2010 Gold Carrier Award, and the Walmart Transportation 2010 General Merchandise Platinum Carrier of the Year Award for the second consecutive year.

This press release may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission.

Contact: Heartland Express, Inc.
Mike Gerdin, President
John Cosaert, Chief Financial Officer
319-626-3600

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited, in thousands, except per share amounts)

	Three Months Ended March 31,

	2011	2010
OPERATING REVENUE	$127,692	$115,617

OPERATING EXPENSES:
Salaries, wages, and benefits	$42,201	$40,538
Rent and purchased transportation	1,937	2,394
Fuel	39,147	29,540
Operations and maintenance	5,097	3,430
Operating taxes and licenses	2,307	1,823
Insurance and claims	2,494	2,951
Communications and utilities	644	902
Depreciation	12,378	15,723
Other operating expenses	3,482	2,992
Gain on disposal of property and equipment	(3,868)	(507)

	105,819	99,786

Operating income	21,873	15,831

Interest income	237	403

Income before income taxes	22,110	16,234

Federal and state income taxes	7,231	4,347

Net income	$14,879	$11,887

Earnings per share	$0.16	$0.13

Weighted average shares outstanding	90,689	90,689

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts)
	March 31,	December 31,
ASSETS	2011	2010
CURRENT ASSETS
Cash and cash equivalents	$145,732	$121,120
Short-term investments	—	8,300
Trade receivables, net	46,610	41,619
Prepaid tires	11,946	6,570
Other current assets	4,742	1,725
Income tax receivable	—	2,052
Deferred income taxes, net	13,816	12,400
Total current assets	222,846	193,786

PROPERTY AND EQUIPMENT	395,891	386,188
Less accumulated depreciation	168,059	165,736
	227,832	220,452
LONG-TERM INVESTMENTS	73,269	80,394
OTHER ASSETS	11,395	11,403
	$535,342	$506,035
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$17,562	$10,972
Compensation and benefits	17,884	14,823
Insurance accruals	16,363	16,341
Income taxes payable	2,908	—
Other accruals	7,234	6,764
Total current liabilities	61,951	48,900
LONG-TERM LIABILITIES
Income taxes payable	25,498	27,313
Deferred income taxes, net	45,874	40,917
Insurance accruals less current portion	54,767	54,718
Total long-term liabilities	126,139	122,948
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued and outstanding 90,689 in 2011 and 2010	907	907
Additional paid-in capital	439	439
Retained earnings	348,987	335,922
Accumulated other comprehensive loss	(3,081)	(3,081)
	347,252	334,187
	$535,342	$506,035